Exhibit 2

TRANSACTIONS

The following table sets forth all transactions with respect to Shares effected in the last sixty days by the Reporting Persons on behalf of the Reporting Persons in respect of the Shares, inclusive of any transactions effected through 4:00 p.m., New York City time, on August 9, 2018. All such transactions were purchases or sales of Shares effected in the open market. The Reporting Persons undertake to provide, upon request of the staff of the Securities and Exchange Commission, full information regarding the number of Shares purchased at each separate price within the price ranges set forth on the table below.

Transaction Date	Reporting Person Effecting Transaction	Buy/Sell	Quantity	Weighted Avg. Price	Price Range
08/08/2018	Dalbergia Investments LLC	Buy	25,000	24.7500	24.7500 - 24.7500
08/08/2018	Dalbergia Investments LLC	Buy	200,000	25.0829	24.7000 - 25.4250
08/08/2018	Dalbergia Investments LLC	Buy	153,000	25.1149	25.0250 - 25.3000
08/08/2018	Dalbergia Investments LLC	Buy	49,303	25.3804	25.2250 - 25.4500
08/08/2018	Dalbergia Investments LLC	Buy	395,000	25.0645	24.6500 - 25.1500
08/09/2018	Dalbergia Investments LLC	Buy	6,900	25.4960	25.4750 - 25.5000
08/09/2018	Dalbergia Investments LLC	Buy	5,297	25.4152	25.2250 - 25.5000